Exhibit 99.2

THE EASTERN COMPANY

INCENTIVE COMPENSATION CLAWBACK POLICY

Overview

The Eastern Company (the “Company”) has adopted this incentive compensation clawback policy (the “Policy”) to ensure that incentive compensation (as defined below) is paid based on accurate financial and operating data and the correct calculation of the Company’s performance against incentive targets.

If: (a) there is a restatement of the financial and/or operating results of the Company or one of its segments (other than a restatement caused by a change in applicable accounting rules or interpretations), or a determination that a Covered Employee (as defined below) of the Company engaged in fraud or misconduct; and (b) such restatement or fraud or misconduct resulted in or contributed to any incentive compensation being granted, earned or vested to or by a Covered Employee that the Covered Employee would not otherwise have been granted, earned or vested if the correct financial and/or operating data had been used or in the absence of such fraud or misconduct (an “Overpayment”), then the Company shall seek to recover the Overpayment in accordance with the terms of this Policy.

Administration of Policy

The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) shall have full authority to administer this Policy.  Actions of the Committee pursuant to this Policy shall be taken by the vote of a majority of its members. The Committee is authorized, subject to the provisions of this Policy, to make such determinations and interpretations and to take such actions in connection with this Policy as it deems necessary, appropriate or advisable.  Notwithstanding the foregoing, the Committee may, in its sole discretion, at any time and from time to time, request that the Board administer this Policy with respect to a particular matter or ratify and confirm a determination or interpretation made by the Committee, in which case the Board shall have all of the authority and responsibility granted to the Committee herein with respect thereto.  All determinations and interpretations made by the Committee shall be final, binding and conclusive.

Covered Employees

This Policy shall apply to all current and former officers of the Company, as determined pursuant to Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (collectively, the “Covered Employees”).

Incentive Compensation

For purposes of this Policy, “incentive compensation” shall mean any performance bonus or incentive award (including, without limitation, annual incentive bonuses (in cash or otherwise) and stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or other security-based or equity-based awards) that are granted, earned or vested under any Company plan, arrangement or agreement based wholly or in part upon the attainment of a financial reporting measure.

Recovery of Overpayment

The Committee shall seek to recover and enforce the repayment of an Overpayment to a Covered Employee through a written demand for repayment from, and (if necessary) an action for recovery against, the Covered Employee (a “Recovery”).

Notwithstanding the foregoing, the Company shall not be obligated to pursue a Recovery if the Committee determines that it would be impracticable to do so.  Recovery would be impracticable only if the direct expense paid to a third party to assist in the Recovery would exceed the amount to be recovered, or if the Recovery would constitute a violation of law.

Time Period for Determination of Overpayment

If the Company is required to restate its previously-issued financial statements to correct a material error, the Committee shall seek the Recovery of an Overpayment that a Covered Employee received during the three completed fiscal years of the Company immediately preceding the date that the Company is required to make such restatement.  If the Committee determines that any Covered Employee engaged in fraud or misconduct, the Committee shall seek a Recovery of all Overpayments that the Covered Employee received due to the act of fraud or misconduct.

Determination Final

Any determination by the Committee with respect to this Policy shall be final, conclusive and binding on all interested parties.

Applicability

This Policy applies to all incentive compensation granted, earned or vested after January 1, 2016 (the “Effective Date”), except to the extent prohibited by applicable law or any other legal obligation of the Company. Application of the Policy does not preclude the Company from taking any other action to enforce a Covered Employee’s obligations to the Company, including, without limitation, termination of employment or institution of civil or criminal proceedings.

Acknowledgement by Covered Employees

The Board, the Committee, or their delegate shall provide notice and seek written acknowledgement of this Policy from each Covered Employee, provided that the failure to provide such notice or obtain such acknowledgement shall have no impact on the applicability or enforceability of this Policy.

Other Laws

This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any Covered Employee that may be available under applicable law or otherwise (regardless of whether implemented at any time prior to or following the adoption of the Policy).

Notwithstanding anything to the contrary in this Policy, in no event shall the Committee seek any Recovery described in this Policy if, by doing so, the Company would be in violation of any applicable state wage or other law.

Amendment; Termination

The Board may amend or terminate this Policy at any time.